AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

MONTPELLIER GROUP, INC.

AND

INTERNATIONAL GOLD RESOURCES, INC.

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of the _____ day of August, 2005, by and between Montpellier Group, Inc., a corporation organized and existing under the laws of the State of Delaware ("Montpellier"), and International Gold Resources, Inc. a corporation organized and existing under the laws of the State of Nevada ("IGR").

RECITALS

A. The authorized capital stock of Montpellier consists of one hundred million (100,000,000) shares of common stock, no par value, of which thirty-two million five hundred thousand (32,500,000) have been issued and are outstanding;

B. The authorized capital stock of IGR consists of one hundred million (100,000,000) shares of common stock, no par value, of which five million three hundred seven thousand seven hundred (5,507,700) shares were issued and outstanding as of the date hereof, and two million one hundred (2,000,100) preferred shares that have been issued and are outstanding. Each issued share of preferred stock is convertible into six (6) shares of common stock at the option of the holder of the preferred stock. IGR expects to issue certain warrants to purchase common stock at $3.00 per share. IGR may issue additional shares of common stock for consideration between the date of this Agreement, and the Effective Time, as defined below;

C. The respective Boards of Directors of IGR and Montpellier have deemed it advisable and to the advantage of the two corporations that IGR merge into Montpellier upon the terms and conditions herein provided;

D. Montpellier and IGR intend that the merger contemplated hereby qualify as a tax-free reorganization within the meaning of Sections 354 (a)(1) and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended; and

E. The respective Boards of Directors of IGR and Montpellier have approved this Agreement and Plan of Merger and have directed that this Agreement and Plan of Merger be submitted to a vote of the shareholders, as may be required by the laws of the State of Nevada, of said corporations, respectively.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, IGR and Montpellier hereby agree to merge in accordance with the following plan:

AGREEMENT

1. Merger. IGR shall be merged with and into Montpellier, and Montpellier shall survive the merger with the effect provided by the corporation laws of the States of Nevada and Delaware, and this Agreement and Plan of Merger. As soon as practicable after the shareholders of each of said corporations approve this Agreement and Plan of Merger, as may be required under the laws of the States of Nevada and Delaware, an appropriate Certificate of Merger shall be signed, verified and delivered for filing with the Secretaries of the States of Nevada and Delaware, respectively, and Articles of Amendment changing the name of the corporation to IGR. This Agreement and Plan of Merger shall become effective for purposes of all applicable law at the close of business on August 19, 2005 (the "Effective Time").

2. Directors and Officers and Governing Documents. The directors of Montpellier shall appoint up to five (5) new directors of Montpellier as of the Effective Time, and such directors shall be solely designated by IGR in writing prior to the Effective Time. The current directors of Montpellier shall resign immediately after such appointment occurs. The Certificate of Incorporation of Montpellier shall continue to be the Certificate of Incorporation of Montpellier as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws. The Bylaws of Montpellier, as in effect at the Effective Time, shall continue to be the Bylaws of Montpellier as the surviving corporation without change or amendment until further amended in accordance with the provisions thereof and applicable laws.

3. Rights and Liabilities of IGR. At and after the Effective Time, Montpellier shall possess all of the rights, privileges, immunities and franchises of a public and private nature of IGR; any and all property, real, personal and mixed, and any and all debts due IGR on whatever account, and all other choses in action, and all and every other interest of either of Montpellier shall be taken and transferred to and vested in Montpellier without further act or deed; and the title to any real estate, or any interest therein, vested in IGR shall not prevent or be in any way impaired by reason of the merger.

4. Further Assurances. From time to time, as and when required by Montpellier, there shall be executed and delivered on behalf of IGR such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in Montpellier the title to and possession of powers, franchises and authority of IGR and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the officers and directors of Montpellier are fully authorized in the name and on behalf of IGR or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5. Stock of IGR. Upon the Effective Time, by virtue of this Agreement and Plan of Merger, and without any action on the part of the holder thereof, (i) each one (1) share of the issued and outstanding common stock of IGR held as of record by IGR immediately prior to the Effective Time shall be changed and converted into one (1) share of common stock of Montpellier, and (ii) each one (1) share of the issued and outstanding preferred stock of IGR held as of record by IGR immediately prior to the Effective Time shall be changed and converted into one (1) share of preferred stock of Montpellier. Each issued share of preferred stock of Montpellier is convertible into six (6) shares of common stock of Montpellier at the option of the holder of the preferred stock, after the Effective Time.

6. Delivery of Shares. Within twenty (20) days of the Effective Time, the common and preferred shares of Montpellier will be delivered to the shareholders of IGR at the addresses provided by IGR to Montpellier. As of the Effective Time, the preferred shares issued to the shareholders of IGR hereunder will be the only shares of preferred stock issued by Montpellier.

7. Stock of Montpellier. Upon the Effective Time, by virtue of this Agreement and Plan of Merger, and without any action on the part of the holder thereof, each share of Common Stock of Montpellier outstanding immediately prior thereto shall retain the status of an authorized and issued share of Common Stock of Montpellier. Although Montpellier is a public company traded on the Over the Counter Bulletin Board, the shares issued to the shareholders of IGR hereunder will be issued pursuant to Regulation D of the Securities Act of 1933, and will be restricted securities as defined thereunder. The securities issued may only be sold or otherwise transferred if registered or if an exemption from registration is available.

8. Stock Certificates. At and after the Effective Time, each certificate representing shares of Common Stock of IGR shall be exchanged for certificates representing an equal number of shares of Common Stock of Montpellier. Promptly upon such exchange, Montpellier shall cause to be cancelled and retired each such certificate representing shares of Common Stock of the IGR issued pursuant to the immediately preceding sentence. Until so exchanged, cancelled and retired, each such certificate, upon and after the Effective Time, shall be deemed for all purposes, other than the payment of dividends or other distributions, if any, to shareholders, to represent the number of shares of Common Stock of IGR represented thereby.

9. Employee Benefit Plans. Montpellier shall not assume any obligations of IGR under any employee benefit plans in effect as of such time or with respect to which employee rights or accrued benefits are outstanding as of such time except as may be required by federal or state law. IGR shall have previous to the Effective Time transferred all right, title and interest in any employee benefit plans to a third party. If IGR does not make the transfer contemplated by this Section 8 prior to the Effective Time such transfer shall be deemed to have been effective no later than the Effective Time.

10. Book Entries. As of the Effective Time, entries shall be made upon the books of Montpellier in respect of this Agreement and Plan of Merger in accordance with the following:

(a) The assets and liabilities of IGR immediately prior to the Effective Time shall be recorded on the books of Montpellier at the same amounts at which they were carried on the books of IGR immediately prior to the Effective Time.

(b) There shall be credited as stated capital in respect of the Common Stock of the Montpellier the aggregate amount of the par value of all share of Common Stock IGR issued as a result of the conversion of the outstanding shares of Common Stock of IGR into shares of Common Stock of Montpellier pursuant to this Agreement and Plan of Merger.

(c) There shall be credited as surplus in respect of the capital account of Montpellier the excess of (i) the amount of the capital of IGR in respect of the Common Stock Montpellier plus the amount carried in the Capital Surplus account of IGR immediately prior to the Effective Time over (ii) the amount credited as stated capital in respect of the Common Stock of IGR pursuant to paragraphs (b) and (c) of this Section 9.

(d) There shall be credited as surplus in respect of retained earnings of Montpellier the aggregate of the amount carried in the Retained Earnings account of IGR immediately prior to the Effective Time.

11. Amendment. At any time before or after approval and adoption by the shareholders of IGR, as may be required by the laws of the State of Nevada, and prior to the Effective Time, this Agreement and Plan of Merger may be amended in any manner as may be determined in the judgment of the respective Boards of Director of IGR to be necessary, desirable or expedient; provided, however, that, after any required approval of the shareholders of IGR, such amendment may not materially and adversely affect the rights and interests of the shareholders of each of IGR.

13. Abandonment. At any time before the Effective Time, this Agreement and Plan of Merger may be terminated and the merger may be abandoned by the Board of Directors of IGR, notwithstanding any approval of this Agreement and Plan of Merger by the shareholders of Montpellier or by the shareholders of IGR or any of them.

14. Counterparts. In order to facilitate the filing and recording of this Agreement and Plan of Merger, the same may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement.

IN WITNESS WHEREOF, each of the corporate parties hereto, pursuant to authority granted by the Board of Directors of IGR and Montpellier has caused this Agreement and Plan of Merger to be executed by its President as of the date first above written.

MONTPELLIER GROUP, INC., a Delaware corporation

BY: /s/ Roland Vetter_______________________________

CEO

INTERNATIONAL GOLD RESOURCES, INC.

BY: /s/ Lyle Durham

LYLE DURHAM, PRESIDENT